Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER OF 2022 FINANCIAL RESULTS

OCC® Reports Double-Digit Increases in Net Sales and Gross Profit

in the First Quarter of Fiscal Year 2022

Roanoke, Va., March 17, 2022 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its first quarter ended January 31, 2022.

First Quarter 2022 Financial Results

Consolidated net sales for the first quarter of fiscal year 2022 increased 21.6% to $14.4 million, compared to net sales of $11.9 million for the same period last year, with increased net sales in the enterprise and specialty markets, including the wireless carrier market.

The Company’s sales order backlog/forward load continues to increase due to strong product demand. While that demand continued to increase during the first quarter of fiscal year 2022, the Company’s net sales were impacted by the continuing direct and indirect effects of COVID-19—including supply chain and labor constraints in particular—that are affecting production volumes.

Gross profit increased 75.2% to $4.0 million in the first quarter of fiscal year 2022, compared to gross profit of $2.3 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 28.0% in the first quarter of fiscal year 2022 compared to 19.4% in the first quarter of fiscal year 2021.

Optical Cable Corp. – First Quarter 2022 Earnings Release

SG&A expenses increased to $4.8 million during the first quarter of fiscal year 2022, compared to $4.3 million for the first quarter of fiscal year 2021. The increase in SG&A expenses was primarily the result of net increases in employee and contracted sales personnel related costs. Included in employee and contracted sales personnel related costs are compensation costs, payroll taxes, commissions and share-based compensation expense.

For the first quarter of fiscal year 2022, OCC recorded a net loss of $936,000, or $0.12 per basic and diluted share, compared to a net loss of $2.1 million, or $0.29 per basic and diluted share, for the first quarter of fiscal year 2021.

As of January 31, 2022, OCC had a $2.2 million receivable for Employee Retention Tax Credit still to be refunded.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Our first quarter results reflect the OCC team’s solid execution in a market environment that is still directly and indirectly affected by COVID-19, including significant supply chain constraints. We are continuing to see strong demand for our full suite of mission-critical cabling and connectivity products and solutions, reinforcing our confidence in the strength of our offerings, growth strategies and competitive position in the market. Moving forward, we will continue to control what we can, including driving growth in our targeted markets and focusing on operating efficiently. As the various direct and indirect effects of the pandemic recede, OCC is poised to capture the opportunities ahead and deliver value to shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, March 17, 2022, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 632-3384 in the U.S. or (785) 830-7975 internationally, Conference ID: OCCQ122. For interested individuals unable to join the call, a replay will be available through Thursday, March 24, 2022 by dialing (888) 269-5294 or (402) 220-7321. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

Optical Cable Corp. – First Quarter 2022 Earnings Release

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2022 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2022	2021

Net sales	$14,440	$11,876
Cost of goods sold	10,394	9,567

Gross profit	4,046	2,309

SG&A expenses	4,780	4,308
Royalty (income) expense, net	7	(7)
Amortization of intangible assets	12	10

Loss from operations	(753)	(2,002)

Interest expense, net	(158)	(174)
Other, net	(12)	3
Other expense, net	(170)	(171)

Loss before income taxes	(923)	(2,173)

Income tax expense (benefit)	13	(32)

Net loss	$(936)	$(2,141)

Net loss per share:
Basic and diluted	$(0.12)	$(0.29)

Weighted average shares outstanding:
Basic and diluted	7,511	7,353

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Optical Cable Corp. – First Quarter 2022 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2022	October 31, 2021
Cash	$138	$132
Trade accounts receivable, net	8,392	8,376
Inventories	17,907	16,304
Other current assets	2,656	2,754
Total current assets	29,093	27,566
Non-current assets	10,010	10,351
Total assets	$39,103	$37,917

Current liabilities	$6,833	$6,168
Non-current liabilities	10,980	9,543
Total liabilities	17,813	15,711
Total shareholders’ equity	21,290	22,206
Total liabilities and shareholders’ equity	$39,103	$37,917

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